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Kodak Reports Improvement in Earnings for Second Quarter

ROCHESTER, N.Y., Aug. 7 – Eastman Kodak Company today reported a $157 million loss from continuing operations before provision for income taxes in the second quarter, a 49% improvement from the $306 million loss reported in the prior-year quarter. The loss from continuing operations in the quarter was $208 million, compared to $297 million in the prior-year quarter. The current quarter loss includes $101 million in restructuring and reorganization costs and a $51 million provision for income taxes, attributable in part to the establishment of a deferred tax asset valuation allowance outside the U.S.

These results reflect separation of the Personalized Imaging and Document Imaging businesses, which are being spun off to Kodak Pension Plan, the pension plan for U.K. employees, and the discontinuation of certain consumer businesses, including Kodak Gallery and digital cameras. With discontinued operations included, the consolidated net loss for the quarter was $224 million.

Both of the company’s continuing reportable segments maintained their year-to-date momentum, recording improvements in the second quarter. Graphics, Entertainment and Commercial Films (GECF) reported a $5 million segment loss, compared to a $26 million loss in the prior-year quarter. Digital Printing and Enterprise (DPE) reported a $13 million segment loss compared to a $61 million loss in the second quarter of 2012.

“In this quarter we continued our progress in recreating Kodak as a technology company focused on imaging for business, and serving customers worldwide with breakthrough solutions and enterprise services,” said Antonio M. Perez, Chairman and Chief Executive Officer. “At the same time, we moved forward significantly with our restructuring, and we remain on track to emerge in the third quarter.”

Sales for the continuing operations in the second quarter were $583 million, compared to $699 million in the prior-year quarter, a decline of 17%. GECF had sales of $371 million, a decline of 17%, reflecting volume declines in Entertainment Imaging and Commercial Films, as well as lower sales for digital plates as the business focused on profitable accounts. DPE had a revenue decline of 11% from the prior-year quarter, primarily attributable to discontinuance of consumer inkjet printer production and lower sales of ink for the installed base of consumer inkjet printers.  Partially offsetting these declines was an increase in sales within the commercial inkjet printing business.

As a result of the company’s focus on profitability, the gross profit margin in the quarter from continuing operations improved to 23%, an improvement of more than nine percentage points compared to the same period in the previous year. The company also noted that it remained on track through the first half with its Adjusted EBITDA and cash goals.

“Our team is committed to continuing the improvement required to emerge in the coming weeks as a profitable and sustainable company,” Perez said. “Everyone at Kodak is focused on achieving our EBITDA and cash goals for 2013 and on emerging from Chapter 11 as a company that – having removed excess legacy costs and infrastructure and exited non-core businesses – is leaner, financially stronger, and poised for growth with a great portfolio of businesses in commercial imaging.”

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document includes "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning the Company's plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, financing needs, business trends, and other information that is not historical information.  When used in this document, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "predicts, " "forecasts," or future or conditional verbs, such as "will," "should," "could," or "may," and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements, including, without limitation, management's examination of historical operating trends and data are based upon the Company's expectations and various assumptions.  Future events or results may differ from those anticipated or expressed in these forward-looking statements.  Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described in more detail in this report on Form 10-Q for the quarter ended March 30, 2013 under the headings "Business," "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources" and those described in filings made by the Company with the U.S. Bankruptcy Court for the Southern District of New York and in other filings the Company makes with the SEC from time to time, as well as the following: the Company’s ability to successfully emerge from Chapter 11 as a profitable sustainable company; the ability of the Company and its subsidiaries to secure approval of and consummate one or more plans of reorganization with respect to the Chapter 11 cases; the Company’s ability to improve its operating structure, financial results and profitability; the ability of the Company to achieve cash forecasts, financial projections, and projected growth; our ability to raise sufficient proceeds from the sale of businesses and non-core assets; the businesses the Company expects to emerge from Chapter 11; the ability of the Company to discontinue certain businesses or operations; the ability of the Company to continue as a going concern; the Company’s ability to comply with the Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenants in its debtor-in-possession credit agreements; our ability to obtain additional financing; the potential adverse effects of the Chapter 11 proceedings on the Company's liquidity, results of operations, brand or business prospects; the outcome of our intellectual property patent litigation matters; the Company's ability to generate or raise cash and maintain a cash balance sufficient to comply with the minimum liquidity covenants in its debtor-in-possession credit agreements and to fund continued investments, capital needs, restructuring payments and service its debt; our ability to fairly resolve legacy liabilities; the resolution of claims against the Company; our ability to retain key executives, managers and employees; our ability to maintain product reliability and quality and growth in relevant markets; our ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; and the impact of the global economic environment on the Company.  There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements.  All forward-looking statements attributable to the Company or persons acting on its behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. The Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

2013